EXHIBIT 10.1

June 8, 2001

|__|     Employee’s Copy
|__|     Company’s Copy

AETHER SYSTEMS, INC.
EMPLOYMENT AGREEMENT

To David Reymann:

      This Agreement establishes the terms of your continued employment with Aether Systems, Inc., a Delaware corporation (the “Company”).

Employment and Duties	You and the Company agree to your continued employment as Chief Financial Officer on the terms contained herein. In such position, you will report directly to the Company’s Chief Executive Officer (the “CEO”) or President. You agree to perform whatever duties the CEO or President (“Direct Report”) may assign you from time to time that are reasonably consistent with your position. During your employment, you agree to devote your full business time, attention, and energies to performing those duties (except as your Direct Report otherwise agrees from time to time). You agree to comply with the noncompetition, secrecy, and other provisions of Exhibit A to this Agreement.

Term of Employment	Your employment under this Agreement begins as of the date you sign this Agreement (the “Effective Date”). Unless sooner terminated under this Agreement, your employment ends at 6:00 p.m. Eastern Time on the second anniversary of the Effective Date. If, at least 90 days before the Term (including any extensions) would otherwise expire, neither you nor the Company has notified the other of an intent to terminate this Agreement, the Term will automatically extend to each succeeding anniversary of the Effective Date.

The period running from the Effective Date to the date in the preceding sentence is the “Term.”

Termination or expiration of this Agreement ends your employment but does not end your obligation to comply with Exhibit A or the Company’s obligation, if any, to make payments under the Payments on Termination and Severance provisions as specified below.

Compensation

Salary	The Company will pay you an annual salary (the “Salary”) from the Effective Date at the rate of not less than $150,000 in accordance with its generally applicable payroll practices. The CEO will review your Salary annually and consider you for increases.

Bonus	The Board or its Compensation Committee, or if the Board directs, your Direct Report will establish annual bonus targets in consultation with you under which you will be eligible for an annual bonus.

Equity	Options, restricted stock or other equity instruments you have received or do receive from the Company will become fully exercisable if a Change in Control occurs and you resign for Good Reason or are terminated without Cause within 12 months after such occurrence. A “Change in Control” means the occurrence of any one or more of the following events:

(i) sale of all or substantially all of the assets of the Company to one or more individuals, entities, or groups (other than an “Excluded Owner” as defined below);

(ii) complete or substantially complete dissolution or liquidation of the Company;

(iii) a person, entity, or group (other than an Excluded Owner) acquires or attains ownership of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”);

(iv) completion of a merger or consolidation of the Company with or into any other entity (other than an Excluded Owner) unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, retain control because they hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent

(v) the individuals who constitute the Board immediately before a proxy contest cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied) immediately following the proxy contest; or

(vi) during any two year period, the individuals who constitute the Board at the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied), provided that any individuals that a majority of Incumbent Directors approve for service on the Board are treated as Incumbent Directors.

An “Excluded Owner” consists of the Company, any entity owned, directly or indirectly, at least 50% by the Company, any entity that, directly or indirectly, owns at least 50% of the Company, any Company benefit plan, and any underwriter temporarily holding securities for an offering of such securities.

The Change of Control will not accelerate options or restricted stock if such acceleration would prevent use of “pooling of interest” accounting for a reorganization, merger, or consolidation of the Company that the Board approves.

Employee Benefits	While the Company employs you under this Agreement, the Company will provide you with the same benefits as it makes generally available from time to time to the Company’s senior executives, as those benefits are amended or terminated from time to time. Your benefits will be at or above the level of any other executive in the Company, assuming you satisfy underwriting criteria for such benefits. Your participation in the Company’s benefit plans will be subject to the terms of the applicable plan documents and the Company’s generally applied policies, and the Company in its sole discretion may from time to time adopt, modify, interpret, or discontinue such plans or policies.

Place of Employment	Your principal place of employment will be at the corporate offices in Owings Mills, Maryland. You understand and agree that you must travel from time to time for business reasons.

Expenses	The Company will reimburse you for reasonable and necessary travel and other business-related expenses you incur for the Company in performing your duties under this Agreement. You must itemize and substantiate all requests for reimbursements. You must submit requests for reimbursement in accordance with the policies and practices of the Company.

No Other Employment	While the Company employs you, you agree that you will not, directly or indirectly, provide services to any person or organization for which you receive compensation or otherwise engage in activities that would conflict or interfere significantly with your faithful performance of your duties as an employee without the Board’s prior written consent. (This prohibition excludes any work performed at the Company’s direction.)

No Improper Payments	You will neither pay nor knowingly or negligently permit payment of any remuneration to or on behalf of any governmental official other than payments required or permitted by applicable law. You will comply fully with the Foreign Corrupt Practices Act of 1977, as amended. You will not, directly or indirectly, make or knowingly or negligently permit any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of what form, whether in money, property, or services to obtain favorable treatment for business secured,

to pay for favorable treatment for business secured,

to obtain special concessions or for special concessions already obtained, or in violation of any legal requirement, or

establish or maintain any fund or asset related to the Company that is not recorded in the Company’s books and records, or take any action that would violate (or would be part of a series of actions that would violate) any U.S. law relating to international trade or commerce, including those laws relating to trading with the enemy, export control, and boycotts of Israel or Israeli products (as is sought by certain Arab countries).

Termination	Subject to the provisions of this section, you and the Company agree that it may terminate your employment, or you may resign, except that, if you voluntarily resign, you must provide the Company with 90 days’ prior written notice (unless the Board or your Direct Report has previously waived such notice in writing or authorized a shorter notice period).

For Cause	The Company may terminate your employment for “Cause” if you:

(i) commit a material breach of your obligations or agreements under this Agreement, including Exhibit A;

(ii) commit an act of gross negligence with respect to the Company or otherwise act with willful disregard for the Company’s best interests;

(iii) are convicted of or plead guilty or no contest to a felony or, with respect to your employment, commit either a material dishonest act or common law fraud or knowingly violate any federal or state securities or tax laws.

Your termination for Cause will be effective immediately upon the Company’s mailing or written transmission of notice of such termination. Before terminating your employment for Cause under clauses (i) — (iii) above, the Company will specify in writing to you the nature of the act, omission, refusal, or failure that it deems to constitute Cause and, give you 30 days after you receive such notice to correct the situation (and thus avoid termination for Cause), unless the Company agrees to extend the time for correction. You agree that the Board or the CEO will have the discretion to determine whether your correction is sufficient.

Without Cause	Subject to the provisions below under Payments on Termination and Severance, the Company may terminate your employment under this Agreement before the end of the Term without Cause.

Disability	If you become “disabled” (as defined below), the Company may terminate your employment. You are “disabled” if you are unable, despite whatever reasonable accommodations the law requires, to render services to the Company for more than 90 consecutive days because of physical or mental disability, incapacity, or illness. You are also disabled if you are found to be disabled within the meaning of the Company’s long-term disability insurance coverage as then in effect (or would be so found if you applied for the coverage or benefits).

Good Reason	You may resign for Good Reason with 30 days’ advance written notice. “Good Reason” for this purposes means, without your consent, the Company materially breaches this Agreement or materially reduces your title, authority or responsibilities.

You must give notice to the Company of your intention to resign for Good Reason within 30 days after the occurrence of the event that you assert entitles you to resign for Good Reason. In that notice, you must state the condition that you consider provides you with Good Reason and must give the Company an opportunity to cure the condition within 30 days after your notice (with the 30 day period shortened to 10 days if the failure relates to a nonpayment of Salary and such nonpayment is not cured within 5 days after you provide written notice of such nonpayment to the Company). If the Company fails to cure the condition, your resignation will be effective on the 45th day after your notice (unless the Board has previously waived such notice period in writing or agreed to a shorter notice period or unless mediation is proceeding in good faith), in which case such resignation will become effective 15 days after the end of such mediation, if not previously cured.

You will not be treated as resigning for Good Reason if the Company already had given notice of termination for Cause as of the date of your notice of resignation.

Death	If you die during the Term, the Term will end as of the date of your death.

Payments on Termination	If you resign or the Company terminates your employment with or without Cause or because of disability or death, the Company will pay you any unpaid portion of your Salary pro-rated through the date of actual termination (and any annual bonuses already determined by such date but not yet paid unless your employment is terminated with Cause), reimburse any substantiated but unreimbursed business expenses, pay any accrued and unused vacation time (to the extent consistent with the Company’s policies), and provide such other benefits as applicable laws or the terms of the benefits require. Except to the extent the law requires otherwise or as provided in the Severance paragraph or in your option, restricted stock or other equity instrument agreements, neither you nor your beneficiary or estate will have any rights or claims under this Agreement or otherwise to receive severance or any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation.

Severance	In addition to the foregoing payments, if before the end of the Term (including any extensions actually triggered by failure to give notice), the Company terminates your employment without Cause or you resign for Good Reason, the Company will pay you severance equal to your Salary, as then in effect, for 12 months in a lump sum within thirty (30) days after employment ends or, at the Company’s option, on the same schedule as though you had remained employed during such period, even though you are no longer employed; and

pay the premium cost for you to receive any group health coverage the Company must offer you under Section 4980B of the Internal Revenue Code of 1986 (“COBRA Coverage”) for the period of such coverage (unless the coverage is then provided under a self-insured plan);

accelerate your options, restricted stock or other equity instruments such that any options, restricted stock or other equity instruments that would become exercisable after your date of termination or resignation will become exercisable as a result of your termination or resignation (and will expire in accordance with the option’s terms, normally within 90 days after such date); and

pay you, at the time the Company would otherwise pay your annual bonus, your pro rata share of the bonus for the year of your termination, where the pro rata factor is based on days elapsed in your year of termination till date of termination over 365, less any portion of the bonus for the year of your termination already paid.

You are not required to mitigate amounts payable under the Severance paragraph by seeking other employment or otherwise, nor must you return to the Company amounts earned under subsequent employment; however, you agree to return any payments under this Severance paragraph if you fail to comply with Exhibit A.

Expiration	Expiration of this Agreement, whether because of notice of non-renewal or otherwise, does not constitute termination without Cause nor provide you with Good Reason and does not entitle you to Severance.

Assignment	The Company may not assign or otherwise transfer this Agreement and any and all of its rights, duties, obligations, or interests under it.

Severability	If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement, including any provision of Exhibit A, is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Amendment; Waiver	Neither you nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by you and by another executive officer of the Company duly authorized by the Board. Either party’s waiver of the other party’s compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

Withholding	The Company will reduce its compensatory payments to you for withholding and FICA taxes and any other withholdings and contributions required by law.

Governing Law	The laws of the State of Maryland (other than its conflict of laws provisions) govern this Agreement.

Notices	Notices must be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. You should send or deliver your notices to the Company’s corporate headquarters. The Company will send or deliver any notice given to you at your address as reflected on the Company’s personnel records. You and the Company may change the address for notice by like notice to the others. You and the Company agree that notice is received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by the overnight service, or the date the fax machine confirms effective transmission.

Superseding Effect	This Agreement supersedes any prior oral or written employment, severance, or fringe benefit agreements between you and the Company, other than with respect to your eligibility for generally applicable employee benefit plans. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings with respect to the subject matter of this Agreement. All such other negotiations, commitments, agreements, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

Signature page follows

If you accept the terms of this Agreement, please sign in the space indicated below. We encourage you to consult with any advisors you choose.

Aether Systems, Inc.

By:	/s/ David S. Oros

David Oros, Chief Executive Officer

I accept and agree to the terms of employment set
forth in this Agreement:

  /s/ David C. Reymann
David Reymann

    Dated: June 8, 2001